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                                  EXHIBIT 10(D)



                       AMENDMENT TO 1991 STOCK OPTION PLAN







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AMENDMENT TO THE COMMERCIAL NATIONAL FINANCIAL CORPORATION 1991 STOCK OPTION
PLAN

The Board of Directors has unanimously approved an amendment to the Commercial National Financial Corporation 1991 Stock Option Plan (the "Plan") to increase the maximum number of shares of Commercial National Financial Corporation common stock which may be issued under the Plan by 50,000 shares and unanimously recommends to the shareholders that they approve such amendment. The Plan was approved by shareholders at the annual meeting of shareholders held on April 23, 1991. An amendment to the Plan authorizing an additional 30,000 shares was approved by shareholders at the annual meeting of Shareholders held on April 25, 1995. After the 1995 amendment to the Plan was approved, 60,388 shares were authorized for issuance under the Plan. Through the issuance of stock dividends by the Corporation, the number of shares authorized under the Plan reached 69,906 as of December 31, 1997.

Pursuant to action by the stock option committee, options to purchase 61,773 of the 69,906 shares of Commercial National Financial Corporation common stock authorized for issuance under the Plan have been granted to qualified directors, officers and key employees of Commercial Bank. Consequently, there are currently only 8,133 shares of Commercial National Financial Corporation common stock available for option grants under the Plan. The Board of Directors would like to increase the number of shares available under the Plan so that options may be granted to a greater number of key employees. The Board of Directors believes that additional shares should be available under the Plan in order to achieve this goal and the other purposes behind the Plan.

DESCRIPTION OF THE PLAN

The following description of the Plan is a summary of its terms and is qualified in its entirety by the Plan, a copy of which is available by contacting Patrick Duffy. The following description incorporates the proposed amendment to the Plan.

Purpose. The Purpose of the Plan is to attract and retain qualified directors, officers, and key employees, and to recognize their contribution to the long-term performance and growth of the Corporation and the Bank.

Shares Subject to the Plan. The Plan would permit stock options, stock appreciation rights, and tax benefit rights to be issued with respect to an aggregate of 119,906 shares of the Corporation's Common Stock (subject to adjustment for stock dividends, stock splits, etc.).

Administration. The Plan is administered by the stock option committee (the "Committee"). The Committee determines the persons to be granted options, stock appreciation rights, and tax benefit rights; the amount of options or rights to be granted to each such participant; the time at which options would be granted; the terms of each option and right; the duration of each option and any exercise limitations; and all other determinations necessary or advisable for administration of the Plan.

The board of directors may terminate or amend the Plan at any time provided that no amendment could, without the approval of the shareholders, materially increase either the benefits to participants or the number of shares that may be issued under the Plan, materially modify the eligibility requirements, or reduce the option price, except pursuant to the


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adjustments provided or in the Plan. Unless previously terminated by the board of directors, the Plan will terminate on April 22, 2001.

Eligibility. Options may be issued to directors, and both options and rights may be issued to officers, and other individuals identified as key employees of the Corporation and the Bank. Grants of options to directors of the Corporation and the Bank are made only on June 1 of each year, in an amount equal to the amount of the director's total cash compensation from the Corporation reported on IRS Form 1099 for the preceding calendar year. While it is not possible to indicate the number, names or positions of directors, officers or employees who may be selected for the grant of options and rights, in 1997 options were granted to 5 key management employees and 11 directors. It is likely that grants in the future will be to the same number of directors and to a greater number of officers and other key employees.

Stock Options. Certain options that may be granted to employees under the Plan may qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Options may also be granted that do not qualify for incentive stock option treatment.
No participant may be granted incentive stock options that would result in the aggregate fair market value of the stock (determined at the time of grant) with respect to which participant's incentive stock options are exercisable for the first time during any calendar year to exceed $100,000. There is no specified maximum for options which are not incentive stock options.

The per share option price is the market value of the Common Stock at the time the option is granted. There is no established market for the Common Stock, and no published information with respect to its market value. Accordingly, market value is the mean between the bid and asked prices obtained from an independent broker for the date of grant, or for the last preceding date (within 30 days) for which such information was available. If such information is not available, or if the Committee determines that such information is for any reason not a reliable determination of the fair market value of the Corporation's Common Stock, the Committee determines the market value of the Common Stock as of the date of grant. As of March 13, 1998, the market value of Common Stock so determined was $36 per share.

The term of each option is determined by the Committee, but no option may be exercisable after 15 years from the date granted, but no option designated as an incentive stock option may be exercisable after the expiration of 10 years from the date of grant. Options generally terminate in the event of retirement, death, or any other termination of employment. Options granted to participants under the Plan cannot be transferred except by will or the laws of descent and distribution.

Appreciation and Tax Benefit Rights. Under the Plan, the Corporation may grant stock appreciation rights or tax benefit rights with respect to specific stock options to eligible participants other than directors. A stock appreciation right would allow the participant to surrender the related option, in whole or part, or cash, shares of Common Stock, or a combination of cash and shares, in an amount not exceeding the excess of the market value of the shares covered by the related option at exercise over the option price of the shares. A tax benefit right provides the participant a cash payment upon exercise of an option. The payment


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will not exceed the amount determined by multiplying the participant's income realized upon exercise of an option by the maximum federal income tax rate for corporations. The participant may use the cash realized from a tax benefit right to pay a portion of the option price unless the Committee provides otherwise.

When exercising all or a portion of an option, a participant may, with the Committee's consent, pay for stock with cash, shares of Common Stock, or other consideration equivalent to cash. The Committee may also permit payment of all or a portion of the option price through promissory notes or other installment payments, with or without interest or security.

Federal Income Tax Consequences. A participant exercising an incentive stock option would not recognize income at exercise. The difference between the market value and the exercise price would be, however, a preference item for calculating alternative minimum tax. Upon sale of the stock, so long as the participant holds the stock for at least 1 year after the exercise of the option and at least 2 years after the grant of the option, the participant's basis would equal the option price, the participant would be taxed on the difference between the sales proceeds and the option price as capital gain, and the Corporation would receive no federal tax deduction.

If, prior to the expiration of either of the above holding periods, the participant sells shares acquired under an incentive stock option, the tax deferral would be lost and the participant would realize compensation income equal to the difference between the option price and the fair market value as of the sale. The Corporation would receive a corresponding deduction for federal income tax purposes. If the participant exercises options which are not incentive stock options, he or she would have compensation income in the year of exercise equal to the difference between the option price and the fair market value at the time of exercise, and the Corporation would receive a corresponding deduction for federal income tax purposes

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